Calculation of Filing Fee Tables
S-8
NATURAL ALTERNATIVES INTERNATIONAL INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share, issuable under Amendment One to the 2020 Omnibus Incentive Plan	Other	550,000	$ 2.68	$ 1,474,000.00	0.0001381	$ 203.56
Total Offering Amounts:						$ 1,474,000.00		$ 203.56
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 203.56
Offering Note
[1]	1. In accordance with Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall be deemed to cover any additional shares of the Registrant's common stock that may be issued pursuant to stock splits, stock dividends, or similar transactions resulting in an increase in the number of outstanding shares of common stock. 2. Consists of 550,000 shares issuable pursuant to the grant or exercise of awards under Amendment One to the 2020 Omnibus Incentive Plan 3. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The proposed maximum offering price per unit and the maximum aggregate offering price are based on the average of the high and low prices of the Registrant's common stock as reported on The Nasdaq Global Market on May 18, 2026, which date is within five business days prior to the filing of this Registration Statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources